EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces 5.3% Increase of Its Monthly Distribution to $0.10 per Share and Financial Results for the Quarter Ended December 31, 2022

Miami, FL — (GLOBE NEWSWIRE — February 8, 2023) — PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (TASE: PFLT) announced today financial results for the first fiscal quarter ended December 31, 2022.

HIGHLIGHTS

Quarter ended December 31, 2022 (Unaudited)

($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$1,151.1
Net assets	$513.5
GAAP net asset value per share	$11.30
Quarterly decrease in GAAP net asset value per share	(2.7)%
Adjusted net asset value per share (2)	$11.22
Quarterly decrease in adjusted net asset value per share (2)	(3.2)%

Credit Facility	$197.7
2023 Notes	$73.8
2026 Notes	$182.5
2031 Asset-Backed Debt	$226.3
Regulatory Debt to Equity	1.34x
Weighted average yield on debt investments at quarter-end	11.3%

Operating Results:
Net investment income	$13.7
Net investment income per share	$0.30
Distributions declared per share	$0.285

Portfolio Activity:
Purchases of investments	$65.6
Sales and repayments of investments	$63.0

PSSL Portfolio data:
PSSL investment portfolio	$750.7
Purchases of investments	$29.5
Sales and repayments of investments	$28.8

(1)
Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $247.7 million, at fair value.
(2)
This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance excluding the impact of the $3.9 million, or $0.09 per share, unrealized loss on our multi-currency senior secured revolving credit facility, as amended and restated, with Truist Bank (formerly SunTrust Bank) and other lenders, or the Credit Facility, and our 4.3% Series A notes due 2023, or the 2023 Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

CONFERENCE CALL AT 9:00 A.M. ET ON FEBRUARY 9, 2023

PennantPark Floating Rate Capital Ltd. (“we,” “our,” “us” or the “Company”) will also host a conference call at 9:00 a.m. (Eastern Time) on Thursday February 9, 2023 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #4601497 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

INCREASE OF QUARTERLY DISTRIBUTION TO $0.10 PER SHARE

On February 7, 2023, the Board of Directors declared a distribution of $0.10 per share, an increase of 5.3% from the most recent distribution. The distribution is payable on April 3, 2023 to stockholders of record as of March 16, 2023. The distribution is expected to be paid from taxable net investment income.

“We are pleased to announce an increase in our monthly dividend based on the continued strong underlying credit performance of our portfolio in this environment. With our primary focus on lower risk senior secured floating rate loans to U.S. companies, we are positioned to preserve capital and protect against rising interest rates and inflation," said Arthur Penn, Chairman and CEO. "We have a visible pathway to continue to optimize the balance sheets at both PFLT and PennantPark Senior Secured Loan Fund I LLC over the coming quarters which we believe will increase net investment income.”

PORTFOLIO AND INVESTMENT ACTIVITY

As of December 31, 2022, our portfolio totaled $1,151.1 million, and consisted of $998.2 million of first lien secured debt (including $199.4 million in PSSL), $0.1 million of second lien secured debt and $152.8 million of preferred and common equity (including $48.3 million in PSSL). Our debt portfolio consisted of 100% variable-rate investments. As of December 31, 2022, we had three portfolio companies on non-accrual, representing 1.9% and 0.6% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $29.9 million. Our overall portfolio consisted of 126 companies with an average investment size of $9.1 million and a weighted average yield on debt investments of 11.3%.

As of September 30, 2022, our portfolio totaled $1,164.3 million and consisted of $1,009.6 million of first lien secured debt (including $190.2 million in PSSL), $0.1million of second lien secured debt and $154.5 million of preferred and common equity (including $49.4 million in PSSL). Our debt portfolio consisted of 100% variable rate investments. As of September 30, 2022, we had two portfolio companies on non-accrual, representing 0.9% and zero percent of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $8.7 million. Our overall portfolio consisted of 125 companies with an average investment size of $9.3 million and a weighted average yield on debt investments of 10.0%.

For the three months ended December 31, 2022, we invested $65.6 million in four new and 29 existing portfolio companies with a weighted average yield on debt investments of 11.2%. Sales and repayments of investments for the same period totaled $63.0 million. This compares to the three months ended December 31, 2021, in which we invested $335.1 million in 16 new and 36 existing portfolio companies with a weighted average yield on debt investments of 7.8%. Sales and repayments of investments for the same period totaled $238.4 million.

PennantPark Senior Secured Loan Fund I LLC

As of December 31, 2022, PSSL’s portfolio totaled $750.7 million and consisted of 100 companies with an average investment size of $7.5 million and had a weighted average yield on debt investments of 10.9%. As of September 30, 2022, PSSL’s portfolio totaled $754.7 million, consisted of 95 companies with an average investment size of $8.0 million and had a weighted average yield on debt investments of 9.6%.

For the three months ended December 31, 2022, PSSL invested $29.5 million in seven new and eight existing portfolio companies with a weighted average yield on debt investments of 11.1%. PSSL’s sales and repayments of investments for the same period totaled $28.8 million. For the three months ended December 31, 2021, PSSL invested $129.6 million in 12 new and six existing portfolio companies with a weighted average yield on debt investments of 8.0%. PSSL’s sales and repayments of investments for the same period totaled $50.4 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three months ended December 31, 2022 and 2021.

Investment Income

For the three months ended December 31, 2022 investment income was $31.3 million, which was attributable to $27.6 million from first lien secured debt and $3.7 million from other investments. For the three months ended December 31, 2021 investment income was $26.3 million, which was attributable to $20.1 million from first lien secured debt and $6.2 million from other investments. The increase in investment income compared to the same period in the prior year was primarily due to the increase in the cost yield of our debt portfolio.

Net Expenses

For the three months ended December 31, 2022, expenses totaled $17.6 million and were comprised of; $9.9 million of debt-related interest and expenses, $2.9 million of base management fee, $3.4 million of performance-based incentive fee, $0.8 million of general and administrative expenses and $0.5 million of taxes. For the three months ended December 31, 2021, expenses totaled $13.6 million and were comprised of; $6.6 million of debt-related interest and expenses, $2.9 million of base management fee, $3.2 million of performance-based incentive fee, $0.8 million of administrative expenses and $0.1 million of taxes. The increase in expenses for the three months ended December 31, 2022 compared to the same period in the prior year was primarily due to increased financing costs.

Net Investment Income

For the three months ended December 31, 2022 and 2021, net investment income totaled $13.7 million or $0.30 per share, and $12.7 million or $0.33 per share, respectively. The increase in net investment income compared to the same period in the prior year was primarily due to the increase in the cost yield of our debt portfolio.

Net Realized Gains or Losses

For the three months ended December 31, 2022 and 2021, net realized gains (losses) totaled less than $0.1 million and $3.1 million, respectively. The change in realized gains was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments, the Credit Facility and the 2023 Notes

For the three months ended December 31, 2022 and 2021, we reported net change in unrealized depreciation on investments of $16.8 million and $3.5 million, respectively. As of December 31, 2022 and September 30, 2022, our net unrealized appreciation (depreciation) on investments totaled $(29.9) million and $(13.1) million, respectively. The net change in unrealized depreciation on our investments compared to the same period in the prior year was primarily due to changes in the capital market conditions of our investments and the values at which they were realized.

For the three months ended December 31, 2022, our credit facility with Truist (the "Credit Facility") and the 2023 Notes had a net change in unrealized depreciation of $2.1 million. For the three months ended December 31, 2021, the Credit Facility and the 2023 Notes had a net change in unrealized depreciation of $3.6 million. As of December 31, 2022 and September 30, 2022, the net unrealized depreciation on the Credit Facility and the 2023 Notes totaled $4.4 million and $2.3 million, respectively. The net change in net unrealized depreciation compared to the same period in the prior year was primarily due to changes in the capital markets.

Net Increase (Decrease) in Net Assets Resulting from Operations

For the three months ended December 31, 2022 and 2021, net (decrease) increase in net assets resulting from operations totaled $(1.6) million or $(0.04) per share and $14.4 million or $0.37 per share, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including investment sales and repayments, and income earned, proceeds of securtieis offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

For the three months ended December 31, 2022 and 2021, the annualized weighted average cost of debt, inclusive of the fee on the undrawn commitment on the Credit Facility, amendment costs and debt issuance costs, was 5.7% and 3.6%, respectively. As of December 31, 2022 and September 30, 2022, we had $166.8 million and $197.2 million of unused borrowing capacity under the Credit Facility, as applicable, respectively, subject to leverage and borrowing base restrictions.

As of December 31, 2022 and September 30, 2022, PennantPark Floating Rate Funding I, LLC, our wholly-owned subsidiary, borrowed $199.2 million and $168.8 million under the Credit Facility, respectively and the weighted average interest rate, exclusive of the fee on undrawn commitments, was of 6.5% and 4.5%, respectively.

As of December 31, 2022 and September 30, 2022, we had cash equivalents of $52.9 million and $47.9 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

For the three months ended December 31, 2022, our operating activities provided cash of $7.8 million and our financing activities used cash of $2.7 million. Our operating activities provided cash primarily realized from our investment activities and our financing activities used cash primarily due to borrowings under our Credit Facility and principal repayment of our 2023 Notes.

For the three months ended December 31, 2021, our operating activities used cash of $82.4 million and our financing activities provided cash of $93.2 million. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily due to the issuance of $85 million of our 2026 Add-on Notes and borrowings under our Credit Facility.

RECENT DEVELOPMENTS

In connection with our January 23, 2023 public offering, we issued approximately 4.3 million shares of common stock resulting in net proceeds exclusive of offering expenses to the Company of approximately $47.6 million, or $11.20 per share.

The Adviser agreed to pay the underwriters a supplemental payment of $0.10 per share, which reflects the difference between the public offering price of $11.10 and the net proceeds of $11.20 per share received by the Company in this offering. In addition, the Adviser agreed to bear the sales load payable to the underwriters. The Company is not obligated to repay either the supplemental payment or the sales load paid by the Adviser.

DISTRIBUTIONS

During the three months ended December 31, 2022 and 2021, we declared distributions of $0.285 per share for total distributions of $12.9 million and $0.285 per share for total distributions of $11.1 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-K filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2022 (Unaudited)	September 30, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$872,780 and $882,570 respectively)	$870,741	$893,249
Controlled, affiliated investments (cost— $308,245 and $294,787, respectively)	280,396	271,005
Total of investments (cost—$1,181,025 and $1,177,357, respectively)	1,151,137	1,164,254
Cash and cash equivalents (cost—$52,944 and $47,917, respectively)	52,935	47,880
Interest receivable	8,736	7,543
Receivable for investments sold	12,353	3,441
Distributions receivable	577	—
Prepaid expenses and other assets	945	748
Total assets	1,226,683	1,223,866
Liabilities
Distributions payable	4,316	4,308
Payable for investments purchased	9,990	—
Credit Facility payable, at fair value (cost—$199,654 and $168,830, respectively)	197,688	167,563
2023 Notes payable, at fair value (par—$76,219 and $97,006, respectively)	73,833	96,812
2026 Notes payable, net (par—$185,000)	182,471	182,276
2031 Asset-Backed Debt, net (par—$228,000)	226,286	226,128
Interest payable on debt	6,075	8,163
Base management fee payable	2,931	3,027
Performance-based incentive fee payable	3,433	3,164
Deferred tax liability	5,293	4,568
Accrued other expenses	837	765
Total liabilities	713,153	696,774

Net assets
Common stock, 45,431,815 and 45,345,638 shares issued and outstanding, Par value $0.001 per share and 100,000,000 shares authorized	45	45
Paid-in capital in excess of par value	619,019	618,028
Accumulated deficit	(105,534)	(90,981)
Total net assets	$513,530	$527,092
Total liabilities and net assets	$1,226,683	$1,223,866
Net asset value per share	$11.30	$11.62

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31, (Unaudited)
	2022	2021
Investment income:
From non-controlled, non-affiliated investments:
Interest	$20,735	$16,858
Dividend	577	577
Other income	142	2,823
From non-controlled, affiliated investments:
Interest	—	112
Other income	—	—
From controlled, affiliated investments:
Interest	6,909	3,165
Dividend	2,975	2,800
Other Income	—	—
Total investment income	31,338	26,335
Expenses:
Base management fee	2,931	2,896
Performance-based incentive fee	3,433	3,180
Interest and expenses on debt	9,858	6,639
Administrative services expenses	144	144
Other general and administrative expenses	706	655
Expenses before provision for taxes	17,072	13,514
Provision for taxes on net investment income	534	100
Net expenses	17,606	13,614
Net investment income	13,732	12,721
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	63	3,073
Non-controlled and controlled, affiliated investments	—	65
Net realized gain (loss) on investments and debt	63	3,138
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(12,693)	4,387
Non-controlled and controlled, affiliated investments	(4,064)	(7,884)
Provision for taxes on unrealized appreciation (depreciation) on investments	(725)	(1,540)
Debt depreciation	2,067	3,611
Net change in unrealized appreciation (depreciation) on investments and debt	(15,415)	(1,426)
Net realized and unrealized gain (loss) from investments and debt	(15,352)	1,712
Net increase (decrease) in net assets resulting from operations	(1,620)	14,433
Net increase (decrease) in net assets resulting from operations per common share	$(0.04)	$0.37
Net investment income per common share	$0.30	$0.33

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $6.1 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended ("the Exchange Act"), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com